Exhibit 23

DELOITTE

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-effective Amendment No. 1 to Registration Statement No. 333-148331 on Form S-1 of our reports dated March 20, 2008, relating to the consolidated financial statements and financial statement schedule of 1st Franklin Financial Corporation (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 21, 2008